Exhibit 10.1

NEWMARKET CORPORATION

ADDITIONAL BENEFIT AGREEMENT

This Agreement, dated this 1st day of May 2006, between NewMarket Corporation (the "Company") and C.S. Warren Huang (the "Executive Officer") has been entered into in order to provide additional benefits to the Executive Officer. This Agreement supplements the other arrangements by the Company under its qualified and nonqualified plans to provide benefits to the Executive Officer.

  Definitions. For purposes of the Agreement, the following definitions apply:

  (a) Account means the notional account established and maintained for the Executive Officer in accordance with Section II hereof, for bookkeeping purposes only, to measure the value of the Company Contributions made under the Agreement.

  (b) Beneficiary means the person, persons, entity, entities or the estate of the Executive Officer entitled to receive benefits under the Agreement in accordance with a properly completed beneficiary designation form. If an Executive Officer fails to complete a beneficiary designation form, or if the form is incomplete, Beneficiary means the Executive Officer's estate. The Executive Officer may amend or change his Beneficiary designation on a form provided by and approved by the Company.

  (c) Cause means the Executive Officer's fraud, dishonesty, conviction of, or pleading guilty to, a felony; or embezzlement from the Company or an affiliate.

  (d) Company Contribution means the contribution described in Section II and which is credited to an Executive Officer's Account.

  (e) Disability or Disabled means the Executive Officer, by reason of any medically determinable physical or mental impairment, is receiving benefits under the Company's Long-Term Disability Plan for a period of not less than three months.

  Benefits.

  (a) Contributions. Each calendar year commencing January 1, 2006, and through December 1, 2008, (or until the first day of the month preceding his termination of employment, if earlier), the Company shall credit monthly (as of the first day of each month) to Executive Officer's Account an amount equal to one-twelfth of $200,000.

  (b) Vesting. The Executive Officer shall be 50% vested in his Account on December 31, 2006, and 100% vested on December 31, 2007.

  (c) Death or Disability. If the Executive Officer dies or becomes Disabled prior to December 31, 2006, he or his Beneficiary, as applicable, shall be entitled to 50% of the value of his Account as of the date of his death or Disability. If the Executive Officer dies or becomes Disabled after December 31, 2006, but prior to his termination of employment with the Company, he or his Beneficiary, as applicable, shall be entitled to the vested percentage of the value of his Account as of the date of death or Disability.

  Distributions.

      Timing of Payments. Except as provided in subsections (c) or (d) below and subject to subsection (e) below, Executive Officer shall begin to receive distributions from his Account as soon as administratively feasible following his termination of employment with the Company but in no event earlier than the first day of the month following the Executive Officer's six month anniversary of termination of employment.

      Form of Payment. Any payment from the Executive Officer's Account shall be made in cash in the form elected by the Executive Officer prior to or on the date this Agreement is executed.

      Death. If the Executive Officer dies prior to his termination of employment from the Company, his Beneficiary shall be entitled to receive the vested percentage of the value of his Account, payable in a single lump sum payment in cash. If Executive Officer dies after payments have begun under this Agreement but prior to the distribution of his entire interest in his Account, his Beneficiary shall be entitled to the remaining balance of Executive Officer's Account, payable in a single lump sum payment in cash.

      Disability. In the event of Executive Officer's Disability prior to his termination of employment from the Company, Executive Officer (or his legal representative) shall be paid the vested percentage of the value of his Account in a single lump sum payment in cash as of the first day of the month following the date Executive Officer is determined to be Disabled.

      Forfeiture. Notwithstanding any other provisions in this Agreement, Executive Officer shall forfeit his entire interest in the Agreement if he is dismissed for Cause (or is permitted to resign or retire in lieu of dismissal for Cause) or is engaged in Prohibited Conduct, as described below:

  (i) Prohibited Conduct. During the period of Executive Officer's employment with the Company, and for a period ending 36 months following Executive Officer's termination of employment for any reason from the Company, Executive Officer, without prior written consent of the Company, will not: (i) personally engage in Competitive Activities (as defined below) or (ii) work for, own, manage, operate, control, or participate in the ownership, management, operation, or control of, or provide consulting or advisory services to, any individual, partnership, firm, corporation, or institution engaged in Competitive Activities, or any company or person affiliated with such person or entity engaged in Competitive Activities; provided that Executive Officer's purchase or holding, for investment purposes, of securities of a publicly-traded company shall not constitute "ownership" or "participation in ownership" for purposes of this paragraph so long as Executive Officer's equity interest in any such company is less than a controlling interest.

  (ii) Competitive Activities. For purposes of this Agreement, "Competitive Activities" means business activities relating to products or services of the same or similar type as the products or services (i) which are sold (or, pursuant to an existing business plan, will be sold) to paying customers of the Company, and (ii) for which Executive Officer then has responsibility to plan, develop, manage, market, or oversee, or had any such responsibility within Executive Officer's most recent 36 months of employment with the Company.

  Miscellaneous.

(a) Funding. Any benefit payable to or on behalf of the Executive Officer under this Agreement shall be paid from the general corporate assets of the Company, which shall remain subject to the claims of its creditors.

(b) No Right to Continued Employment. This Agreement does not in any way limit the right of the Company at any time and for any reason to terminate the Executive Officer's employment. In no event shall the Agreement, by its terms or by implication, constitute an employment contract of any nature whatsoever between the Company and the Executive Officer.

(c) Governing Law. To the extent not preempted by federal law, this Agreement shall be governed by and construed under the laws of the Commonwealth of Virginia (including its choice-of-law rules, except to the extent those rules would require the application of the law of a state other than Virginia) as in effect at the time of its adoption and execution, respectively.

(d) Binding Effect. This Agreement shall be binding upon and inure to the benefit of the legatees, distributees and personal representatives of the Executive Officer and successors of the Company.

(e) ERISA. This Agreement is intended to be a plan that is unfunded and maintained primarily for the purpose of providing deferred compensation for a "select group of management or highly compensated employees" (as such phrase is used in the Employee Retirement Income Security Act of 1974). This Agreement must be administered and construed in a manner that is consistent with that intent.

(f) Section 409A. This Agreement is intended to comply with the provisions of section 409A of the Internal Revenue Code and Treasury Regulations issued thereunder. Each provision and term of this Agreement should be interpreted accordingly, but should any provision or term be prohibited by or inconsistent with Section 409A, then such provision or term shall be deemed to be reformed to comply with Section 409A.

IN WITNESS WHEREOF, NewMarket Corporation has caused this Agreement to be signed by a duly authorized officer, and Executive Officer has affixed his signature hereto.

NEWMARKET CORPORATION

Date: May 1, 2006 By: /s/ Thomas E. Gottwald

Thomas E. Gottwald

President and Chief Executive Officer

Date: May 1, 2006 By: /s/ C.S. Warren Huang

C.S. Warren Huang

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